PLACEMENT AGENT AGREEMENT

(December 13, 2013)

This PLACEMENT AGENT AGREEMENT is made by and between ANTRIABIO, INC., a Delaware corporation (the “Company”), and PAULSON INVESTMENT COMPANY, INC., an Oregon corporation (“Placement Agent”), as of the date first above written.

WITNESSETH

WHEREAS, in reliance upon the representations, warranties, terms and conditions hereinafter set forth, the Placement Agent will use its best efforts to: (i) privately place up to $3,500,000 of the Company’s 8% unsecured convertible notes (each a “Convertible Note” and collectively, the “Convertible Notes”) in a bridge financing (the “Bridge”); and (ii) privately place shares of the Company’s common stock in a PIPE transaction (the “Financing”) as described in and pursuant to the terms and conditions described in the term sheet attached hereto (the “Term Sheet”) as Exhibit A;

WHEREAS, the terms of the Financing and the Bridge will be more fully described in the definitive documents to be prepared by Placement Agent and the Company with the assistance of their respective counsel; and

WHEREAS, the Company desires to engage the Placement Agent and the Placement Agent desires to be engaged as the Company’s placement agent in connection with the Offering (as defined below).

NOW, THEREFORE, in consideration of the premises and the respective promises hereinafter set forth, the Company and the Placement Agent hereby agree as follows:

1.     Services.

(a)     Placement Agent shall offer participation in the Financing and the Bridge (collectively the “Offering”) to its clients and other persons with whom Placement Agent or the Company or any of their respective officers, directors, employees or affiliates has a pre-existing business relationship and which Placement Agent reasonably believes are “accredited investors” as defined by Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Any such potential investor in the Offering that is introduced to the Offering by Placement Agent shall be considered a qualified investor (collectively, the “Qualified Investors”).

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(b)     Placement Agent shall be responsible for (i) the initial printing, binding and distribution (Placement Agent shall not be required to print hard copies, but may use electronic documents for distribution) to the Qualified Investors of the Company’s confidential private placement memorandum or other offering documents (the “Memorandum”) (which shall be created by the Company, with the assistance of the Placement Agent, and shall include a brief summary of the Company and its business, current capitalization table, current financial statements and certain future financial projections of the Company, as well as the relevant Financing documents (the “Transaction Documents”)) and related investment materials to be used in connection with the Financing, (ii) organizing, obtaining facilities for, and conducting one or more investor presentations and (iii) providing such other services reasonably related to serving as placement agent for the Company in connection with the Financing. The Company shall make members of management and other employees available to Placement Agent as Placement Agent shall reasonably request for purposes of satisfying Placement Agent’s due diligence requirements and consummating the Financing, the Company shall also make key management members available to attend a reasonable number of investor presentation, as determined by the Placement Agent, and shall commit such time and other resources as are reasonably necessary or appropriate to secure the reasonable and timely success of the Offering. The Company shall cooperate with Placement Agent in connection with, and shall make available to Placement Agent such documents and other information as Placement Agent shall reasonably request in order to satisfy its due diligence requirements.

(c)     Placement Agent acknowledges that (i) the Company may determine, in its sole discretion, whether to accept an offer of subscription to the Financing or the Bridge by a Qualified Investor and (ii) the Company is not obligated to compensate Placement Agent for such offered subscriptions to the Company that the Company does not accept. Notwithstanding the foregoing, unless the Company has a specific objection to any particular Qualified Investor being an equity investor or creditor of the Company (for example, the investor competes with the Company, is known to be disreputable or dishonest, is affiliated with a competitor of the Company or for other, legitimate investor-specific reasons), the Company shall accept such offer of subscription from such Qualified Investors, as described in the Term Sheet.

2.     Compensation.

(a)     Compensation for the Bridge. The Company shall, at each closing of the Bridge, as compensation for the services provided by Placement Agent hereunder pay Placement Agent a Bridge Cash Fee (as defined below). The Company will also pay a Bridge Conversion Fee (as defined below) upon each conversion of all or part of the Bridge, whether such conversion was voluntary, or automatic.

(i)     The “Bridge Cash Fee” shall equal 10.0% of the aggregate principal amount of each Convertible Note invested in by Placement Agent and its affiliates and/or any Qualified Investor in the Bridge, including gross cash proceeds invested in the Bridge.

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(ii)     The “Bridge Conversion Fee” Upon the conversion of all or part of the Bridge, Placement Agent shall receive an additional cash fee and warrant. The cash fee shall equal 5.0% of the outstanding principal and interest of the Bridge that is converted into the Company’s equity securities. The Placement Agent shall also receive a warrant (the “Bridge Conversion Warrant”) to purchase such number of shares of the Company’s common stock equal to 15% of the total outstanding principal amount of the Bridge, that are converted into the Company’s equity securities. Each Bridge Conversion Warrant shall be exercisable for seven (7) years with an exercise price of $0.26 per share, and shall have standard terms, cashless exercise rights, and shall be adjusted both as to the number of shares and price into which and at which they are exercisable, based on any splits, conversions, or reorganizations that affect the Company’s common stock. Additionally, in the event that the Company reduces the strike or exercise price of any of its outstanding options or warrants, it will reduce the exercise price of the Bridge Conversion Warrants by the same percentage. In the event that the Company offers its securities at a valuation lower than the pre-money valuation of the Financing, the Company agrees to reduce the exercise price of the Bridge Conversion Warrants to a price per share equal to the effective price per share of such financing.

(b)     Compensation for Financing. The Company shall, at each closing of the Financing, as compensation for the services provided by Placement Agent hereunder (i) pay Placement Agent a Cash Fee (as defined below) and (ii) issue a warrant (the “Financing Warrant”).

(i)     The Cash Fee shall equal 10% of the gross cash proceeds invested by Placement Agent and its affiliates and/or any Qualified Investor in the Bridge, including gross cash proceeds invested in the Financing.

(ii)      At each closing of the Financing, the Company shall issue a Financing Warrant to purchase such number of shares of the Company’s common stock equal to 15% of gross proceeds of the Financing. Each Financing Warrant shall have an exercise price of $0.26 per share, and shall be exercisable for a term of seven (7) years from the date of issuance and shall have standard terms, cashless exercise rights, and shall be adjusted both as to the number of shares and price into which and at which they are exercisable, based on any splits, conversions, or reorganizations that affect the Company’s common stock. Additionally, in the event that the Company reduces the strike or exercise price of any of its outstanding options or warrants, it will reduce the exercise price of the Financing Warrants by the same percentage. In the event that the Company offers its securities at a valuation lower than the pre-money valuation of the Financing, the Company agrees to reduce the exercise price of the Financing Warrants to a price per share equal to the effective price per share of such financing.

(c)     Registration Rights. The Company has agreed to use its commercially reasonable efforts to file a registration statement under the Securities Act within thirty (30) days following the final closing of the Financing. The Company shall register the shares exercisable pursuant to the Bridge Conversion Warrants and the Financing Warrants on such registration statement.

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3.     Term. Placement Agent shall serve as the Company’s exclusive placement agent for a period of eighteen (18) months from the date set forth above unless earlier terminated as set forth herein (the “Term”).

4.     Termination. Prior to the end of the Term, the Company may terminate this Agreement immediately and without notice in the event of a material breach of this Agreement by Placement Agent. In the event the Company terminates this Agreement, Placement Agent will be entitled to all applicable fees set forth in Section 2 hereof, earned prior to such termination. Upon termination of this Agreement, Placement Agent shall prepare and deliver to the Company a definitive list of prospective Qualified Investors contacted by Placement Agent in connection with the Offering with whom the Company had discussions by meeting or telephone conference during the Term of this Agreement (the “Listed Investors”). If the Financing does not close, in the event that the Company consummates a sale of any of its debt securities, equity securities or securities convertible into or exercisable in exchange for equity securities to any Listed Investor, or any debt securities held by Listed Investors are converted to equity securities within a period of eighteen (18) months following the date of termination of this Agreement (the “Tail Period”), then at each closing thereof, the Company shall pay all fees to Placement Agent, including the issuance of warrants as set forth in Section 2 hereof, in amounts equal to what Placement Agent would have earned from such sales had the Company closed on such investments under the terms of this Agreement.

5.     Performance. In connection with the performance of its duties under this Agreement, Placement Agent agrees as follows:

(a)     Placement Agent shall act in a manner consistent with the instructions of the Company and comply with all applicable laws, whether foreign or domestic, of each jurisdiction in which Placement Agent proposes to carry on the business contemplated by this Agreement. Placement Agent shall not take any action or omit to take any action that would cause the Company to violate any law or any applicable exemption from registration under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Placement Agent is a member firm of the Financial Regulatory Authority (“FINRA”), has all authority and approvals needed to engage in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. Placement Agent shall keep a record of when and to whom each Memorandum is provided. Placement Agent may elect to comply at its’ discretion with this Section 5(a) by posting the Memorandum in a password protected data room, and maintaining a file of that confirms who has viewed the Memorandum, and at what times on which dates.

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(b)     Placement Agent shall provide information regarding the Company only that is contained in the Company’s public filings, or which is, approved in form and content by the Company for dissemination to potential investors (such as a PowerPoint presentation) or other information that is available generally to the public (such as press releases or published articles) and shall not make any additional statements that contain an untrue statement of a material fact or omit to state any fact necessary to make any statement made by Placement Agent made not misleading in light of the circumstances in which they were made.

(c)     Placement Agent shall not provide the Memorandum or any other information about the Company to any person or firm that, to the knowledge of Placement Agent, is a competitor of the Company or is an officer, director, employee, affiliate or significant investor in the Company.

(d)     Placement Agent shall not engage in any form of general solicitation or general advertising with respect to the Financing.

(e)     Before mentioning or sending any material related to the Company to any potential investor, Placement Agent shall, on the basis of Placement Agent’s prior relationship with the potential offeree, reasonably believe that the potential offeree is: (x) an “accredited investor” and, if applicable, satisfies any private placement requirements or laws or regulations associated with the Financing applicable in any non-U.S. jurisdiction and (y) so sophisticated and knowledgeable in business and financial matters that the potential offeree is capable of evaluating the merits and risks of an investment in the Company. In furtherance thereof, Placement Agent shall obtain from each Qualified Investor an accredited investor questionnaire in substantially the form attached hereto as Exhibit C.

(f)     Placement Agent shall use its best efforts to cause its officers, directors, employees and affiliates to comply with all of the foregoing provisions of this Section 5.

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6.     Representations and Warranties.

(a)     Placement Agent represents and warrants that it has full legal right to enter into and perform this Agreement and that its entry into and performance under this Agreement do not and will not violate any fiduciary or other duty it may have to any other person. Placement Agent represents and warrants that Placement Agent has and will maintain during this Agreement all licenses, registrations, permits and other authorizations required for Placement Agent to perform the activities and receive the compensation contemplated by this Agreement in each jurisdiction in which Placement Agent proposes to engage in such activities. In particular, but without limiting the generality of the foregoing, Placement Agent is and will be duly licensed or registered as a broker dealer or registered representative of a broker dealer under the Exchange Act, and under the laws of each jurisdiction requiring such licensing or registration. This Agreement, when executed and delivered by the parties hereto, shall constitute a valid and binding obligation of Placement Agent, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and federal and state securities laws.

(b)     Placement Agent represents and warrants that it shall at all times provide its services under this Agreement in compliance with applicable law, including but not limited to, conducting an offering of a possible financing in a manner intended to qualify it as exempt from the registration requirements of the Securities Act, except for an initial public offering, not taking any action in connection with an offering of a possible financing which would constitute a general solicitation or general advertising, and not making any offers to any potential investor which it does not reasonably believe to be an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under Regulation D of the Securities Act.

(c)     Placement Agent is a member in good standing of FINRA, and is registered as a broker/dealer under the Securities Exchange Act of 1934, as amended.

(d)     The Company has the full right, power and authority to execute, deliver and perform under this Agreement. This Agreement has been duly executed by the Company and this Agreement and the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and this Agreement constitutes, and, upon their execution and delivery, the Bridge Conversion Warrant and the Financing Warrant will, each constitute, the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

(e)     The Company represents and warrants that the Memorandum and any other materials provided by the Company to the Placement Agent for dissemination to potential investors contain no misrepresentation of a material fact, and do not omit a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, except that with respect to assumptions, projections, forward-looking statements and expressions of opinion or predictions made, the Company represents only that they were made in good faith.

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(f)     All communications by the Company with Placement Agent shall be with Placement Agent’s President, legal counsel and/or designated investment banker(s) with respect to the Financing. The Company shall not communicate directly with any of Placement Agent’s brokers or known clients (until such time as such clients are stockholders of the Company) without the prior consent of Placement Agent. The provisions of this Section 6(f) shall not apply to clients of Placement Agent who are also stockholders of the Company.

7.     Indemnification.

(a)     The Company agrees to indemnify and hold harmless Placement Agent, its officers, directors, employees, agents, legal counsel and any of its affiliates (each, a “Placement Agent Indemnified Party”) against any and all losses, claims, damages, liabilities, joint or several, and expenses (including all legal or other expenses reasonably incurred by a Placement Agent Indemnified Party) caused by or arising out of any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact contained in the Memorandum or any other document furnished by the Company to Placement Agent for delivery to or review by the Qualified Investors, or the omission or the alleged omission to state in such documents furnished to the Qualified Investors a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, to the extent such misstatements or omissions are made in reliance upon and in conformity with written information furnished by the Company for use in the documents furnished to the Qualified Investors, including the Memorandum (except to the extent such misrepresentations, untrue statements or omissions are based on information provided to the Company by Placement Agent). The Company agrees to reimburse the Placement Agent Indemnified Party for any reasonable expenses (including reasonable fees and expenses of counsel) incurred as a result of producing documents, presenting testimony or evidence, or preparing to present testimony or evidence (based upon time expended by the Placement Agent Indemnified Party at its then current time charges or if such person shall have no established time charges, then based upon reasonable charges), in connection with any court or administrative proceeding (including any investigation which may be preliminary thereto) arising out of or relating to the performance by the Placement Agent Indemnified Party of any obligation hereunder and relating to a matter for which the Company must provide indemnity to or hold harmless such Placement Agent Indemnified Party pursuant to the provisions of this subsection (a). In the event the Company shall be obligated to indemnify a Placement Agent Indemnified Party in connection with any such proceeding, the Company shall be entitled to assume the defense of such proceeding, with counsel approved by the Placement Agent Indemnified Party (which shall not be unreasonably withheld), upon the delivery to the Placement Agent Indemnified Party of written notice of the Company’s election to do so.

(b)     The Company agrees to indemnify and hold harmless each Placement Agent Indemnified Party against any and all losses, claims, damages, liabilities, joint or several, and expenses (including all legal or other expenses reasonably incurred by a Placement Agent Indemnified Party) caused by or arising out of any breach by the Company of any financial or other arrangement, including, but not limited to, any placement agent agreement, underwriting agreement or any other similar agreement or arrangement as of the date set forth above.

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(c)     Placement Agent agrees to indemnify and hold harmless the Company, its officers, directors, employees, agents, legal counsel and its affiliates (each, a “Company Indemnified Party”) against any and all losses, claims, damages and liabilities, joint or several, and expenses (including all legal or other expenses reasonably incurred by a Company Indemnified Party) caused by or arising out of any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact made by Placement Agent to the Qualified Investors, or Placement Agent’s omission or the alleged omission to state to the Qualified Investors a material fact necessary in order to make statements made not misleading in light of the circumstances under which they were made (except to the extent such misrepresentations, untrue statements or omissions are based on information provided to Placement Agent by the Company, including the Memorandum or any other document furnished by the Company to Placement Agent for delivery to or review by the Qualified Investors). Placement Agent agrees to reimburse the Company Indemnified Party for any reasonable expenses (including reasonable fees and expenses of counsel) incurred as a result of producing documents, presenting testimony or evidence, or preparing to present testimony or evidence (based upon time expended by the Company Indemnified Party at its then current time charges or if such person shall have no established time charges, then based upon reasonable charges), in connection with any court or administrative proceeding (including any investigation which may be preliminary thereto) arising out of or relating to the performance by the Company Indemnified Party of any obligation hereunder and relating to a matter for which the Company must provide indemnity to or hold harmless such Placement Agent Indemnified Party pursuant to the provisions of this subsection (b). Placement Agent’s obligations under this Section 7(b) shall be limited to the net amount of Fees and expenses paid or payable by the Company to Placement Agent, other than fraud, intentional misrepresentation or willful breach. In the event Placement Agent shall be obligated to indemnify a Company Indemnified Party in connection with any such proceeding, Placement Agent shall be entitled to assume the defense of such proceeding, with counsel approved by the Company Indemnified Party (which shall not be unreasonably withheld), upon the delivery to the Company Indemnified Party of written notice of Placement Agent’s election to do so.

(d)     Notwithstanding anything contained herein to the contrary, this Section 7 will survive expiration or termination of this Agreement indefinitely.

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8.     Confidentiality. Except in keeping with its obligations under this Agreement, Placement Agent will maintain in confidence and will not use for its own benefit any inventions, confidential know-how, trade secrets, financial information and other non-public information and data disclosed to it by the Company, and it will not divulge the same to any other persons until such time as the information becomes a matter of public knowledge. Placement Agent will use its best efforts to prevent any unauthorized disclosure described above by others. This Section 8 will survive expiration or termination of this Agreement indefinitely.

9.     Expenses. The Company shall pay Placement Agent a non-accountable expense fee equal to 3% of the gross proceeds received by the Company in the Financing. This fee will be payable at each closing. The Company shall be responsible for all federal, state “blue sky” and other filings pertaining to the Financing, including payment of such fees. Except as described above, each party shall bear its own fees and expenses incurred in connection with the Financing. In addition, the Company shall also pay up to $25,000 for accountable expenses that Placement Agent submits to the Company.

10.     Independent Contractor. Placement Agent will perform its services hereunder as an independent contractor, and nothing in this Agreement will in any way be construed to constitute Placement Agent the agent, employee or representative of the Company. Neither Placement Agent nor any agent acting on behalf of Placement Agent will enter into any agreement or incur any obligations on the Company’s behalf or commit the Company in any manner or make any representations, warranties or promises on the Company’s behalf or hold itself (or allow itself to be held) as having any authority whatsoever to bind the Company without the Company’s prior written consent, or attempt to do any of the foregoing.

11.     Subsequent Offerings. The Company agrees that during the Term, Placement Agent shall serve as Company’s exclusive placement agent and that in the event that the Company does an offering of its equity or debt securities subsequent to the Offering (“Subsequent Offering”) during the Term, the Company will not approach any other person about acting as placement agent (or similar capacity) in connection with such Subsequent Offering unless and until Placement Agent rejects the Company’s offer with respect to such Subsequent Offering in writing. The terms of Placement Agent’s engagement with respect to any Subsequent Offering will be subject to future negotiation by the Company and Placement Agent.

12.     General.

(a)     Reimbursement. If any future financial dispute, discrepancy or controversy arises between or among the Company, its stockholders and/or Placement Agent and results in Placement Agent causing an audit or accounting of the Company’s books and records, the Company shall reimburse Placement Agent for the reasonable and documented expenses relating to such audit or accounting.

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(b)     Arbitration. The parties hereto agree that any dispute or controversy arising out of, relating to or concerning any interpretation, construction, performance or breach of this Agreement, shall be subject to the laws of the State of Delaware without giving effect to its conflicts of laws provisions. Any disputes will be settled in binding arbitration in Portland, Oregon under the auspices of FINRA dispute resolution. The Arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses.

(c)     Covenant against Assignment. This Agreement is personal to the parties hereto, and accordingly, except for the right to enforce the obligations under Sections 7 and 8 hereunder (which right shall inure to the benefit of the successors and assigns of the aggrieved party), neither this Agreement nor any right hereunder or interest herein may be assigned or transferred or charged by either party without the express written consent of the other.

(d)     Entire Agreement; Amendment. This Agreement and the attached exhibits constitute the entire contract between the parties with respect to the subject matter hereof and supersede any prior agreements between the parties. This Agreement may not be amended, nor may any obligation hereunder be waived, except by an agreement in writing executed by, in the case of an amendment, each of the parties hereto, and, in the case of a waiver, by the party waiving performance.

(e)     No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

(f)     Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions will nevertheless remain effective and will remain enforceable to the greatest extent permitted by law.

(g)     Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or Placement Agent pursuant to the terms of this Agreement must be in writing and will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation) to the number provided to the other party or such other number as a party may request by notifying the other in writing, (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the party at the address previously provided to the other party or such other address as a party may request by notifying the other in writing.

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(h)     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

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The parties have executed this Placement Agent Agreement as of the date first written above.

ANTRIABIO, INC.

By:	/s/ Nevan Elam
Name:	Nevan Elam
Title:	CEO

PAULSON INVESTMENT COMPANY, INC.

By:	/s/ Tom Parigian
Name:	Tom Parigian
Title:	Managing Partner

Signature Page To Placement Agent Agreement

EXHIBIT A

Term Sheet

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EXHIBIT B

Individuals and Entities Who Are Not Qualified Investors

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EXHIBIT C

Investor Questionnaire

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